================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-12

                            Electric Lightwave, Inc.

                      ------------------------------------

                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
               Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1.   Title of each class of securities to which transaction applies:

         2.   Aggregate number of securities to which transaction applies:

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4.   Proposed maximum aggregate value of transaction:

         5.   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1.   Amount Previously Paid:

         2.   Form, Schedule or Registration Statement No.:

         3.   Filing Party:

         4.   Filed:



================================================================================

                                                         Administrative Offices
                                      Three High Ridge Park, Stamford, CT 06905
                                                                 (203) 614-5600


[GRAPHIC OMITTED]

ELECTRIC
LIGHTWAVE (Registered)


--------------------------------------------------------------------------------

                                                                  March 22, 2002


Dear Fellow Stockholder:

     I am pleased to invite you to attend the 2002 Annual Meeting of the Stockholders of Electric Lightwave, Inc., which will be held at the Prudential Center for Learning and Innovation, Weed Avenue, Norwalk, CT 06850, on Thursday, May 16, 2002, at 2:00 p.m., Eastern Time.

     It is important that your shares be represented whether or not you attend the meeting. In order to ensure that you will be represented, we ask that you sign, date, and return the enclosed proxy. If present, you may revoke your proxy and vote in person.

     Attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representative, and employees. Registered stockholders planning to attend the meeting should so indicate by marking the appropriate box on the proxy.

     We look forward to seeing and meeting with you at the Annual Meeting.


                                        Cordially,


                                        /s/ Robert Braden
                                        Robert Braden
                                        Chief Executive Officer

                                                         Administrative Offices
[GRAPHIC OMITTED]                     Three High Ridge Park, Stamford, CT 06905
                                                                  (203) 614-5600
ELECTRIC
LIGHTWAVE (Registered)

--------------------------------------------------------------------------------

                                                                 March 22, 2002


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To the Stockholders of
ELECTRIC LIGHTWAVE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Electric Lightwave, Inc. will be held at the Prudential Center for Learning and Innovation, Weed Avenue, Norwalk, CT 06850, on Thursday, May 16, 2002, at 2:00 p.m., Eastern Time, for the following purposes:

     1. To elect directors;

     2. To approve the appointment of KPMG LLP as our independent public accountants for 2002; and

     3. To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

     The board of directors fixed the close of business on March 18, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

     A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders, during ordinary business hours, for a period of ten days prior to the meeting at the offices of Citizens Communications Company, Three High Ridge Park, Stamford, CT 06905 and at the site of the meeting on the meeting date.


                                        By Order of the Board of Directors


                                        /s/ L. Russell Mitten
                                        L. Russell Mitten
                                        Secretary

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by the board of directors of Electric Lightwave, Inc. to be voted at our annual meeting of stockholders. The mailing address of our administrative offices is Three High Ridge Park, Stamford, CT 06905. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 31, 2002.

     Only holders of record of our Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, as of the close of business on March 18, 2002, the record date, will be entitled to notice of and to vote at the annual meeting. As of the record date, there were 35,417,531 shares of Class A Common Stock outstanding, each of which is entitled to one vote, and 15,881,312 shares of Class B Common Stock outstanding, each of which is entitled to ten votes at the annual meeting. As of the record date, an additional 103,037 shares of Class A Common Stock were held by us as treasury shares. The Class A Common Stock and the Class B Common Stock will vote together as a single class on all matters presented for a vote at our stockholders' meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will be necessary to constitute a quorum for the transaction of business at the Annual Meeting.

     Directors will be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the meeting. The approval of the engagement of our independent public accountants also requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Abstentions by stockholders present in person or by proxy will have the effect of a negative vote with respect to the election of directors and the approval of the auditors. Brokers not receiving instructions from our stockholders may vote at the meeting on both the election of directors and the approval of the auditors; accordingly, unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees and for approval of the auditors. Stockholders may not cumulate their votes. Stockholders who execute proxies may revoke them at any time before they are voted.

Stock Ownership of Certain Beneficial Owners, Directors and Executive Officers

     As of February 28, 2002, no person or group of persons, except for Citizens Communications Company ("Citizens"), was known by us to beneficially own more than 5% of any class of our common stock. Citizens has sole voting and investment power with respect to the securities beneficially owned.

     As of February 28, 2002, Citizens, with offices at Three High Ridge Park, Stamford, CT 06905, beneficially owns, through its wholly-owned subsidiary CU CapitalCorp., 15,881,312 shares of Class B Common Stock, representing all of the outstanding shares of Class B Common Stock, and 27,571,332 shares of Class A Common Stock, representing approximately 78% of the outstanding shares of Class A Common Stock. The Class B Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934 and is not publicly traded. Each share of Class B Common Stock is convertible into the Class A Common Stock on a one-for-one basis and votes with the Class A Common Stock on a ten-for-one basis. Consequently, the shares of Class A Common Stock and Class B Common Stock held by Citizens represent 96% of the voting power of our common stock and, without the vote of any other stockholder, Citizens can determine the outcome of matters brought before our stockholders for a vote. On June 29, 2001, we filed an application for listing our Class A Common Stock on the Nasdaq SmallCap Market because we no longer met the criteria for inclusion on the Nasdaq National Market System. As a part of that application process, in August of 2001 Citizens converted 25,283,688 shares of the Class B Common Stock that it owned into the same number of shares of Class A Common Stock.

     CU CapitalCorp. may be deemed the beneficial owner of an additional 15,881,312 shares of Class A Common Stock through the right to convert shares of Class B Common Stock into shares of Class A Common Stock. On an as-converted basis, Citizens and CU CapitalCorp. would be deemed to be the beneficial owners of, and to have shared voting and investment power with respect to, 43,452,644 shares of Class A Common Stock, which in the aggregate constitutes approximately 85% of the shares of Class A Common Stock if all the shares of Class B Common Stock were converted into shares of Class A Common Stock. Citizens and CU CapitalCorp. disclaim beneficial ownership of such 15,881,312 shares of Class A Common Stock.

     The following table reflects shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 28, 2002, by each of our directors and nominees for directors and by each of the executive officers, named in the Summary Compensation Table included elsewhere herein, and our current directors and all executive officers as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned and have an address at our executive offices.

                                                                      Class of                             Percentage of
                                                                    Common Stock                               Common
                                                                      Owned (1)              Acquirable   Stock Owned (3)
                                                          --------------------------------    Within    ------------------
              Name                       Position            Class A            Class B     60 Days (2)  Class A   Class B
              ----              ------------------------- -------------      ------------- ------------ --------- --------
Steven E. Adkins .............. Vice President,               137,038                  0      125,801       *          *
                                Information
                                Technology and Billing
                                Operations

Charles Best .................. Vice President of              27,196                  0       25,000       *          *
                                Administration and
                                Legal Affairs

Robert Braden (4) ............. Chief Executive Officer        44,091(5)               0            0       *          *
                                and Director

John H. Casey, III (4) ........ Nominee for Director                0                  0            0       *          *

Michael L. Daniel ............. Vice President, Retail        133,467                  0      128,800       *          *
                                Sales

Rudy Graf (4) ................. Director                   27,571,332         15,881,312            0      78        100

Guenther E. Greiner ........... Director                       83,848                  0       57,102       *          *

Stanley Harfenist (4) ......... Director                   27,717,279(6)      15,881,312      140,000      78        100

William M. Kraus .............. Director                       36,250                  0       36,250       *          *

Scott N. Schneider (4) ........ Executive Vice             27,571,332         15,881,312            0      78        100
                                President and Director

Robert A. Stanger (4) ......... Director                   27,621,332         15,881,312       50,000      78        100

Maggie Wilderotter ............ Director                       60,947                  0       60,000       *          *

Leonard Tow (4) ............... Chairman of the Board      27,798,235(7)      15,881,312      100,000      78        100
                                of Directors

All Executive Officers and
 Directors as a Group
 (19 people) (4) ..............                            28,565,767         15,881,312      761,420      81        100

----------
*     Represents less than 1% of our common stock.

(1) Pursuant to the rules of the Securities and Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 28, 2002 may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Class of Common Stock Owned--Class A."

(2) Reflects the number of Class A shares that could be purchased by exercise of options as of February 28, 2002, or within 60 days thereafter, under our Equity Incentive Plan.

(3) Based on the number of shares outstanding at, or acquirable within, 60 days of February 28, 2002.

(4) Mr. Braden, Mr. Casey, Mr. Graf, Mr. Schneider, and Dr. Tow are executive officers of Citizens. In addition, Mr. Graf, Mr. Harfenist, Mr. Schneider, Mr. Stanger, and Dr. Tow are members of the board of directors of Citizens. For Messrs. Graf, Harfenist, Stanger, and Dr. Tow shares owned consist of, or include, 27,571,332 shares of Class A Common Stock and 15,881,312 shares of Class B Common Stock that are held, indirectly, by Citizens. Such shares of our common stock are included in the above table for Messrs. Graf, Harfenist, Schneider, Stanger, and Dr. Tow as required by the definition of beneficial ownership of the Securities and Exchange Commission. Except to the extent of such indirect interest, each of the above-named individuals disclaims beneficial ownership of such Class A and Class B shares.

(5) Includes 33,334 restricted shares over which Mr. Braden has sole voting power but no dispositive power.

(6) Includes 5,947 shares held by the Harfenist Family Trust of which Stanley Harfenist and Jean Lippka Harfenist are trustees.

(7) Includes 8,333 restricted shares over which Dr. Tow has sole voting power but no dispositive power.

                             ELECTION OF DIRECTORS

     At the meeting, 10 directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. All of the nominees, other than Mr. Casey, are currently serving as our directors. Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any such nominee should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. Robert Braden, John H. Casey, III, Rudy J. Graf, Scott N. Schneider, and Leonard Tow are executive officers of Citizens whose wholly-owned subsidiary, CU CapitalCorp., is owner of 100% of our Class B Common Stock and approximately 78% of our Class A Common Stock. Rudy J. Graf, Stanley Harfenist, Scott N. Schneider, Robert A. Stanger, and Leonard Tow are directors of Citizens. There are no family relationships among any of our nominees and executive officers. For a description of certain business relationships between Citizens and us, see "Agreements with Citizens" below.

Robert Braden          Chief Executive Officer since January 2002 and     Director since 2001
                       Director of Electric Lightwave Inc. and Chief
                       Operating Officer of Electric Lightwave, Inc.
                       since January 2001; Executive Vice President
                       ILEC Division of Citizens since January 2002;
                       Vice President, Business Development of
                       Citizens Communications Company, 1999 to
                       2001; Senior Vice President, Business
                       Development at Centennial Cellular Corp., a
                       cellular telecommunications provider, 1996 to
                       1999; Vice President of Business Development
                       at Century Communications Corp., a cable
                       television company, during 1999. Age 56.

John H. Casey, III     Vice President of Citizens and President and       Nominee for
                       Chief Operating Officer of the ILEC Division       Director
                       of Citizens, and has been associated with
                       Citizens Communications Company since
                       November 1999; Vice President, Operations
                       from January 1995 to January 1997 and Senior
                       Vice President, Administration of Centennial
                       Cellular Corp. until November 1999. Age 45

Rudy J. Graf            Chief Executive Officer of Electric Lightwave,    Director since 1999
                        Inc., 1999 to January 2002; Vice Chairman of
                        the Board of Directors of Citizens
                        Communications Company, since 2001;
                        President and Chief Operating Officer of
                        Citizens Communications Company, 1999 to
                        present; Director, President and COO,
                        Centennial Cellular Corp., 1990 to 1999;
                        Director, Citizens. Age 53.

Guenther E. Greiner     President of International Corporate              Director since 1998
                        Consultancy LLC, a global finance consulting
                        service, 1998 to present; Senior Group
                        Executive/Executive Vice President of Global
                        Relationship Bank, 1995 to 1998 at
                        Citibank/Citicorp; Director, Ermenegildo
                        Zegna, New York Philharmonic, German
                        American Chamber of Commerce, the
                        American Institute for Contemporary German
                        Studies/The Johns Hopkins University, and
                        Corn Products International, Inc. Age 63.

Stanley Harfenist       President and Chief Executive Officer of          Director since 1997
                        Adesso, Inc., manufacturer of hardware for the
                        Macintosh computer, 1993 to December 1999;
                        Director of Citizens Communications
                        Company since 1992. Age 70.

William Kraus           Director, Century Communications Corp.            Director since 2000
                        and Centennial Cellular Corp., 1985 to 1999.
                        Age 76.

Scott N. Schneider      Executive Vice President of Electric              Director since 1999
                        Lightwave, Inc., and of Citizens
                        Communications Company since 1999; Vice
                        Chairman of the Board of Directors of
                        Citizens Communications Company since 2001;
                        Director from 1994 to 1999, Chief Financial
                        Officer from 1996 to 1999 and Senior Vice
                        President and Treasurer of Century
                        Communications Corp. from 1991 to 1999;
                        Director, Chief Financial Officer, Senior Vice
                        President and Treasurer of Centennial Cellular
                        Corp., 1991 to 1999; Director, Citizens
                        Communications Company. Age 44.

Robert A. Stanger       Chairman, Robert A. Stanger & Company,            Director since 1997
                        investment banking and services, 1978 to
                        present; Publisher, The Stanger Report;
                        Director, Callon Petroleum Company, Inc.,
                        exploration and production of oil and natural
                        gas; Director, Citizens Communications
                        Company. Age 62.

Leonard Tow            Chairman of the Board of Electric Lightwave,      Director since 1990
                       Inc. since 1997; Chairman and Chief Executive
                       Officer, Citizens Communications Company,
                       1990 to present and Chief Financial Officer of
                       Citizens Communications Company, 1991 to
                       1997; Chief Executive Officer and Director of
                       Century Communications Corp., since its
                       organization in 1973 to 1999, Chairman of the
                       Board from 1989 to 1999; Director, Hungarian
                       Telephone and Cable Corp.; Director, United
                       States Telephone Association. Age 73.

Maggie Wilderotter     President, Chief Executive Officer and            Director since 1997
                       Director of Wink Communications, Inc. since
                       1997; Executive Vice President, AT&T
                       Wireless Services, Inc. and Chief Executive
                       Officer of AT&T Aviation Communications
                       Division (Claircom), 1995 to 1997; Director,
                       Airborne, Inc. The McClatchy Company,
                       American Tower Corporation, and Gaylord
                       Entertainment Company. Age 47.

     Our Board of Directors recommends that you vote "FOR" the election of all nominees for director.

     Our board of directors held eight meetings in 2001. Each incumbent director attended at least 75% of the aggregate of these meetings and the total number of meetings held by all committees of the board on which he or she served as described below under "Committees of the Board."

Committees of the Board

     The board has standing Executive, Audit, and Compensation Committees. The full board serves as the nominating committee.

     Executive Committee. Our Executive Committee is composed of Dr. Tow, as Chairman, and Messrs. Braden, Graf, and Schneider. The Committee did not meet in 2001. During intervals between meetings of the board, the Executive Committee has the power and authority of the board over the management of our business affairs and property, except for powers specifically reserved by Delaware law or by our Restated Certificate of Incorporation.

     Audit Committee. Our Audit Committee is composed of Mr. Greiner, as Chairman, and Messrs. Harfenist, Kraus and Stanger, and Ms. Wilderotter. The committee met five times in 2001. Each member of the Audit Committee is independent, as required by the listing standards of the National Association of Securities Dealers. The Audit Committee operates under a charter adopted by the board of directors, which is included in this proxy statement as Appendix
A. The committee's primary function is to monitor (1) the integrity of our financial statements, (2) our compliance with laws, regulations and internal controls, and (3) the independence and performance of our internal and external auditors.

     The Audit Committee recommends to the board of directors the selection of our independent accountants. Management is responsible for our internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, for issuing a report thereon, and for reviewing our Quarterly Reports on Form 10-Q. The Audit Committee's responsibility is to review these processes.

     Compensation Committee. Our Compensation Committee is composed of Mr. Stanger, as Chairman, and Messrs. Greiner, Harfenist, and Kraus, and Ms. Wilderotter. The committee met three times in 2001. The committee reviews our general compensation strategies, acts as the committee for our Equity

Incentive Plan and our 1998 Employee Stock Purchase Plan, and establishes and reviews compensation for our Chief Executive Officer and other executive officers.

                             AUDIT COMMITTEE REPORT

     1. The Audit Committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2001.

     2. The Audit Committee has discussed with KPMG LLP, the independent accountants and auditors of the company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU Section 380).

     3. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

     4. Based on such review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2001, be included in the company's Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.


                                        Submitted by:
                                        Guenther E. Greiner, Chairman
                                        Stanley Harfenist
                                        William Kraus
                                        Robert A. Stanger
                                        Maggie Wilderotter

                            DIRECTORS' COMPENSATION

     As of July 1, 2001, each non-employee director is entitled to receive annual compensation in the form of 5,000 stock units (which are more particularly described below), 20,000 stock options, or an annual retainer of $30,000. In addition, each non-employee director will continue to receive a fee of $2,000 plus reasonable expenses for each meeting attended in person or by telephone and Committee chairs will be entitled to a $5,000 retainer. A director may continue to elect to have 100% or 50% of his or her fees, and in the case of the Audit and Compensation Committee chairs, their annual retainers, paid in cash, shares of our Class A Common Stock, or stock units representing our Class A Common Stock. The awards of stock units and stock options are made pursuant to our Equity Incentive Plan. If a director elects payment of his fees, and in the case of the Audit and Compensation Committee chairs their annual retainers, in stock or stock units, those shares or units will be purchased at 85% of the fair market value, as defined under our Equity Incentive Plan, subject to adjustment. These stock units, which are payable either in cash or in shares of our common stock as per the director's irrevocable election, will be held by us until the earlier of the director's retirement or death, at which time they will be paid to the director in accordance with his or her election. The stock options have an exercise price equal to 85% of the fair market value, as defined in the Equity Incentive Plan, of the underlying common stock on the grant date, subject to adjustment. Each non-employee director will also continue to receive an annual stock option grant of 7,500 shares, priced at the fair market value of the stock on the grant date. Each new non-employee director also receives a sign-on option for 10,000 shares of Class A Common Stock. Each of Dr. Tow and Messrs. Casey and Graf, as a result of their employment with Citizens, and each of Messrs. Braden and Schneider, as a result of their employment with us and Citizens, is deemed to be an employee director and thus not eligible to receive compensation for services rendered as a director.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the board of directors is composed of five independent directors who are responsible for setting and administering compensation, including base salaries, annual incentives, and stock-based awards paid or awarded to our executive officers. The Compensation Committee oversees and approves incentive plan design, costs, and administration. This report discusses the Compensation Committee's activities as well as its development and implementation of policies regarding compensation paid to our executive officers for 2001.

Compensation of the Executive Group

     This section discusses our 2001 strategy for our compensation programs. The compensation of our Chief Executive Officer is discussed separately in this report.

Compensation Strategy

     The Compensation Committee uses the following compensation strategy:

   o Offer a competitive mix of total compensation relative to the communications industry.

   o Ensure that plans enable us to attract and retain employees of outstanding ability by having flexibility based on the various labor market demands for critical skill sets.

   o Align the compensation plans across the company in order to recognize that achievement of financial goals contributes to the overall success of the company.

   o Continue to increase performance-based compensation so that rewards to employees have a direct correlation to shareholder value. Continue to transition to more pay at risk for certain levels in the organization by holding base salaries flat and increasing the cash incentive opportunities at certain levels of the organization.

   o Create stock ownership at all levels in the organization.

Base Salary

     The Compensation Committee reviews recommendations and sets the salary levels of executive officers in the spring of each year. This review is based on the duties and responsibilities which we expect each executive to discharge during the current year, the executive's performance during the previous year, and the executive's total cash compensation opportunity. We perform external market comparisons, relative to industry-specific peers, based on individual job responsibility.

Annual Cash Incentives

     To retain and motivate employees, the annual cash incentive plan offers a competitive mix of total cash compensation relative to comparable industry norms. Cash incentives are paid to eligible employees during the first quarter based on prior year goal attainment. The plan criteria may be revised each year to reflect changes in our business strategy.

     The annual cash incentives approved by the Compensation Committee in March 2002 were based on 2001 performance. Based on the plan design and financial results compared to financial goals, the incentive pool was funded at 25% of the total target pool. 603 employees received awards representing 100% of the population eligible to receive an award.

     The Compensation Committee will consider awards for 2002 performance in the spring of 2003.

Common Stock Long-Term Incentives

     The purpose of the Equity Incentive Plan is to provide common stock-related compensation to ensure that we can effectively attract, motivate, and retain executives and employees in our business sectors. Since we did not meet our stated adjusted Earnings Before Interest, Taxes, Depreciation and Amortization goal for 2000, stock options were not granted in 2001. However, in order to motivate and retain key employees, 71 employees were issued stock options under the Citizens Communications Equity Incentive Plan.

Other

     The Compensation Committee approves terms of employment offers to new executives and other officers.

Compensation of the Chief Executive Officer

     Robert Braden, our Chief Executive Officer, is Chief Executive Officer of the Electric Lightwave Sector and Executive Vice President of the ILEC Division and Vice President of our parent company, Citizens. Prior to January 10, 2001, Mr. Braden's compensation was paid to him by Citizens. From January 10, 2001, to December 31, 2001, Mr. Braden's compensation was paid by us.

Compliance with Internal Revenue Code Section 162(m)

     The Compensation Committee has been advised that the compensation paid to the named executive officers in 2001, including the Chief Executive Officer, met the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to our chief executive officer or any of the four other most highly compensated executive officers. Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. The Compensation Committee has been advised that Section 162(m) does not apply to the stock awards granted in 2001. We expect to structure grants under our Equity Incentive Plan in a manner that provides for an exemption from Section 162(m). The Compensation Committee recognizes that, in certain instances, it may be in our best interests to provide compensation that is not deductible.

                                        Robert A. Stanger, Chair
                                        Guenther E. Greiner
                                        Stanley Harfenist
                                        William Kraus
                                        Maggie Wilderotter

                        EXECUTIVE RETIREMENT AGREEMENT

     In connection with David B. Sharkey's resignation as our President and Chief Operating Officer and as a Vice President of Citizens, Citizens entered into a severance agreement with Mr. Sharkey dated February 1, 2001. Pursuant to such agreement, we made a lump sum severance payment to Mr. Sharkey of $125,000 along with an additional payment of $125,000 for Mr. Sharkey's assistance in transitioning his duties to his replacement and for Mr. Sharkey's reasonable availability to management of Citizens and us to provide information concerning our business and financial operations. We also paid Mr. Sharkey the present value of his split-dollar life insurance policy, which amounted to $300,000. We have also agreed to provide continuing medical, dental, and vision insurance for Mr. Sharkey for a period up to eighteen months and the same coverage for his family for a period up to twelve months from the date his employment terminated. Such coverage shall cease upon Mr. Sharkey's obtaining similar insurance from a subsequent employer. Any stock options granted to Mr. Sharkey pursuant to either Citizens' or our equity incentive plans that otherwise would have been forfeited upon termination of employment, became exercisable upon the date of the agreement.


                             EXECUTIVE COMPENSATION

     The following table sets forth, for services rendered to us for each of the fiscal years ended December 31, 2001, 2000, and 1999, the compensation awarded to, earned by, or paid to (i) our Chief Executive Officer during the fiscal year ended December 31, 2001, and (ii) the four other most highly compensated executive officers for 2001 who were serving as our executive officers on December 31, 2001, as well as two officers who are no longer employed by us.

                          SUMMARY COMPENSATION TABLE


                                         Annual Compensation                     Long-term Compensation
                             --------------------------------------------  ------------------------------------
                                                                                          Awards      Payouts
                                                                                       ------------ -----------
                                                                                        Securities   Long-term
                                                                Other      Restricted   Underlying   Incentive    All Other
                                                               Annual         Stock      Options/       Plan     Compensation
Name and Position            Year     Salary     Bonus(1)   Compensation     Awards     SARs(#)(2)    Payouts        (3)
-----------------            ----   ----------  ----------  ------------   ---------- ------------ -----------  -------------
Robert Braden .............. 2001    $241,583    $250,000        $0          (5)(6)            0         0         $  7,492
 Chief Executive Officer
 and Director (4)
Steven E. Adkins ........... 2001    $160,000    $ 25,000        $0             0              0         0         $  2,000
 Vice President,             2000     148,946      40,000         0             0              0         0            2,053
 Information Technology      1999     139,050      64,584         0             0         17,000         0            1,890
 and Billing Operations
Charles Best ............... 2001    $158,333    $ 25,000        $0             0              0         0         $  4,750
 Vice President of           2000     100,000      25,000         0             0         75,000         0              188
 Administration and Legal
 Affairs (7)
Michael Daniel ............. 2001    $165,000    $ 25,625        $0             0              0         0         $  4,950
 Vice President, Retail      2000     162,750      41,250         0            (6)             0         0            4,676
 Sales                       1999     153,750      81,900         0             0         20,000         0            4,635
Rudy J. Graf ............... 2001    $      0    $      0        $0             0              0         0                0
 Director and Former         2000           0           0         0             0              0         0                0
 Chief Executive Officer (4) 1999           0           0         0             0              0         0                0

David B. Sharkey ........... 2001    $ 28,125    $      0        $0             0              0         0         $550,570
 former President, Chief     2000     256,250           0         0             0              0         0           36,704
 Operating Officer and       1999     259,375     203,438         0            (5)       100,000         0           32,295
 Director (8)

Randall Lis ................ 2001    $168,333    $ 25,625        $0             0              0         0         $  4,165
 former Vice President,      2000     185,000      46,250         0            (6)             0         0            4,317
 Engineering &               1999     162,717      97,125         0             0         20,000         0            3,446
 Operations (9)

----------
(1) Bonus amounts awarded are for performance for the stated salary year and are determined and awarded in the subsequent year.

(2) All awards shown are options; we have not awarded any SARs. All options in this column are exercisable for Class A Common Stock. Options in our stock were granted under our Equity Incentive Plan.

(3) Represents Citizens' matching contribution to each named executive officer's 401(k) plan. Additionally, includes $29,850 for the 2000, and $27,495 for the 1999 economic benefit of split-dollar life insurance for Mr. Sharkey. Also included for Mr. Sharkey in 2000 is a $1,754 Citizens' matching contribution to the Citizens' Executive Deferred Savings Plan. Also included for Mr. Lis in 1999, 2000, and 2001 are $430, $1,079, and $971 which, respectively, are Citizens' matching contributions to the Citizens' Executive Deferred Savings Plan. Mr. Graf received in 2000 a $5,100 Citizens' matching contribution to his 401(k) plan along with a $6,439 matching contribution to the Citizens' Executive Deferred Savings Plan. Also represents a $550,000 severance payment for Mr. Sharkey in 2001, whose employment with us was terminated in 2001.

(4) Robert Braden, our Chief Executive Officer since January 10, 2001, is currently the Chief Executive

      Officer of the Electric Lightwave Division and Executive Vice President of the ILEC Division and Vice President of Citizens, and has been an employee of Citizens since 1999. Mr. Braden and our other executive officers who are employees of Citizens, including Mr. Graf, are compensated by Citizens on the basis of services rendered to Citizens and its subsidiaries, including us. Citizens paid Mr. Braden a salary of $29,167 and $194,231, and a bonus of $100,000 and $200,000 in 1999 and 2000, respectively. In addition, through January 10, 2001, Citizens paid Mr. Braden a salary of $5,385. From January 10, 2001, except as otherwise noted, Mr. Braden's compensation has been paid by us. In 1999, Citizens granted to Mr. Braden 40,000 restricted shares of Citizens common stock, which shares vest over a three-year period and will be free of restriction in 2002. At February 28, 2002, the total number of restricted shares of Citizens held by Mr. Braden was 13,333 shares, with a market value of $121,464. Furthermore, Citizens granted to Mr. Braden options to acquire Citizens shares in 2001, 2000, and 1999 of 100,000, 75,000, and 50,000, respectively. The options for 50,000 shares granted in 2001 have an exercise price of $13.75 per share, and the remaining 50,000 have an exercise of $13.71 per share. The options granted to Mr. Braden in 2000 and 1999 have exercise prices of $12.97 and $11.41 per share, respectively. Citizens paid Mr. Graf a salary of $500,000, $500,000, and $150,000 and a bonus of $437,500, $475,000, and
      $600,000 in 2001, 2000, and 1999, respectively. In addition, Citizens granted to Mr. Graf 300,000 restricted shares of Citizens common stock in 1999, which shares vest over a three-year period and will be free of restriction in 2002. As of February 28, 2002, the total number of restricted shares of Citizens common stock held by Mr. Graf was 100,000 shares, with a market value of $911,000. Furthermore, Citizens granted to Mr. Graf options to acquire Citizens shares in 2001, 2000, and 1999 of 95,000, 100,000, and 250,000, respectively, at exercise prices of $13.71, $12.97, and $11.09 per share, respectively.

(5) We granted Mr. Braden 50,000 restricted shares of our Class A Common Stock in February 2001. These restricted shares vest at the rate of 33 1/3% per year on January 10 of each year. As of February 28, 2002, the total number of these shares held by Mr. Braden was 44,091, with a market value of $23,809, of which 33,334 shares remain restricted. In 1999, we granted Mr. Sharkey 25,000 restricted shares of our Class A Common Stock. The restrictions on this stock lapsed with the termination of his employment.

(6) As noted in footnote (4), in 1999 Mr. Braden was granted 40,000 restricted shares of Citizens common stock, which vest in three equal annual installments beginning on November 1, 2000. As of February 28, 2002, the total number of Citizens restricted shares held by Mr. Braden was 13,333 shares with a market value of $121,464. Recipients of restricted shares have the right to vote and receive dividends, if paid, on such shares. In 2000, Mr. Lis and Mr. Daniel were each granted 30,000 shares of Citizens common stock, which vest in their entirety in 2003. As of February 28, 2002, the aggregate number of restricted shares held by each of Mr. Lis and Mr. Daniel was 30,000 shares with a market value of $273,300.

(7)   Mr. Best commenced employment with us on May 1, 2000.

(8)   Mr. Sharkey's employment with us terminated on January 31, 2001.

(9) On February 4, 2002, Mr. Lis became employed by Citizens in its ILEC operations and his employment with us was terminated.

                               2001 OPTION GRANTS

   No stock options or stock appreciation rights were granted in 2001.

                 AGGREGATED 2001 OPTION EXERCISES AND VALUE OF
                    OUTSTANDING OPTIONS AT DECEMBER 31, 2001

     The following table sets forth certain information concerning options exercised by our named executive officers during 2001 and the number and value of options held by them on December 31, 2001. There were no outstanding stock appreciation rights relating to our common stock at December 31, 2001, and no exercises occurred during 2001 of stock appreciation rights relating to our common stock.

                                                               Number of Securities
                                                                    Underlying               Value of Unexercised
                                                            Unexercised Options/SARs at   In-the-money Options/SARS
                                Shares                            Fiscal Year-End           at Fiscal Year-End ($)
                              Acquired on                  ----------------------------- ----------------------------
            Name             Exercise (#)   Value Realized  Exercisable   Unexercisable   Exercisable   Unexercisable
            ----             ------------   -------------- ------------- --------------- ------------- --------------
Robert B. Braden ..........       0                $0                0              0          $0            $0
Randall Lis ...............       0                $0          130,134          6,666          $0            $0
Michael L. Daniel .........       0                $0          122,134          6,666          $0            $0
Steven E. Adkins ..........       0                $0          120,134          5,666          $0            $0
Charles Best ..............       0                $0           25,000         50,000          $0            $0
David B. Sharkey ..........       0                $0           66,667         33,333          $0            $0
Rudy Graf .................       0                $0                0              0          $0            $0

     All quantities and amounts are as of December 31, 2001. The closing sale price as quoted by the Nasdaq National Market System of our Class A Common Stock on December 31, 2001, was $.30 per share. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of our stock on the date of exercise.

                                 PENSION PLAN

     We do not have a pension plan. Mr. Graf is covered by Citizens' noncontributory qualified retirement plan, that provides benefits based on formulas related to base salary and years of service. Benefits shown are not subject to reduction for Social Security payments. The following table illustrates the estimated annual plan pension benefits available to Mr. Graf upon retirement at age 65, assuming a preretirement death benefit election of 100% joint and survivorship benefits. The remuneration classifications are based on the highest five-year average annual salary (subject to the limitation of the Internal Revenue Code of 1986 on the amount of annual compensation which may be credited to a participant's retirement benefits) and the years of service represent years of credited service. Under federal tax law, remuneration above a specified annual limit may not be credited in the computation of retirement benefits under qualified plans. For 2001, this limit was $170,000. For this reason remuneration above $170,000 has not been included in the table below.

                              PENSION PLAN TABLE

Remuneration
(in thousands)                 Years of Service
--------------------   ---------------------------------
                          5       10       15       20
                       ------   ------   ------   ------
  $170..............    $13      $26      $39      $52

     Mr. Graf has one year of credited service.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Mr. Stanger, as Chairman, and Messrs. Greiner, Harfenist, and Kraus and Ms. Wilderotter. None of our executive officers served as: (i) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

                         STOCK PRICE PERFORMANCE GRAPH

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*


                                [GRAPHIC OMITTED]




                          1996        1997        1998        1999         2000        2001
                          ----        ----        ----        ----         ----        ----
Electric Lightwave      $100.00      $92.97      $51.17      $117.19      $20.70       $1.88
S & P 500               $100.00     $106.43     $136.84      $165.64     $150.56     $132.67
NASDAQ US               $100.00      $98.77     $139.29      $258.85     $155.74     $123.08
Peer Group              $100.00      $98.61     $101.93      $320.18     $115.91       $9.72

* $100 invested on 12/31/96 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.


     The graph above compares our common stock performance with the performance of the S&P 500 Index, the Stock Market-US, and a peer group index by valuing the annual changes in common stock prices from December 31, 1996, through December 31, 2001, as required by Securities and Exchange Commission rules. Our Class A Common Stock has been publicly traded since November 24, 1997. The chart above assumes, in each case, an initial investment of $100 on December 31, 1996, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. Our peer group consists of us; Adelphia Business Solutions, Inc.; Advanced Radio Telecom Corp.; Allegiance Telecom, Inc.; e.spire Communications, Inc.; GST Telecommunications, Inc.; ICG Communications, Inc.; ITC/\DeltaCom, Inc.; McLeodUSA Inc.; Mpower Holding Corp.; RCN Corporation; Teligent, Inc.; US LEC Corp.; Winstar Communications, Inc.; and XO Communications, Inc.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, officers, and persons holding more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership, and annual reports of ownership of our common stock and other equity securities. Such directors, officers, and 10% stockholders are also required to furnish us with copies of all such filed reports.

     Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that all of our directors, officers, and 10% shareholders timely filed all required reports under Section 16(a) in 2001.

                            AGREEMENTS WITH CITIZENS

General

     Citizens owns, through its wholly-owned subsidiary CU CapitalCorp., 100% of our outstanding Class B Common Stock and 27,571,332 shares, or 78%, of our Class A Common Stock. CU CapitalCorp.

acquired the shares of our Class A Common Stock in the open market, through brokerage transactions in the ordinary course of business, solely as an investment and to ensure that Citizens maintains a sufficient economic interest in us to permit the continued filing of consolidated tax returns. Leonard Tow, our Chairman of the Board, is the Chairman of the Board and Chief Executive Officer of Citizens. Robert Braden, our Chief Executive Officer and one of our directors, is also Chief Executive Officer of the Electric Lightwave Sector and Executive Vice President of the ILEC Division and Vice President of Citizens. Daniel J. McCarthy, our President and Chief Operating Officer, is also President and Chief Operating Officer of the Electric Lightwave Sector and Vice President of Citizens. Scott N. Schneider, our Executive Vice President and one of our directors, is also Executive Vice President and Vice Chairman of the board of directors of Citizens. L. Russell Mitten, our Secretary, is also Vice President, General Counsel and Secretary of Citizens. Jerry Elliott, our Vice President and Chief Financial Officer, is also Vice President and Chief Financial Officer of Citizens. Donald B. Armour, our Vice President, Finance and Treasurer, is also Vice President, Finance and Treasurer of Citizens. Robert J. Larson, our Vice President and Chief Accounting Officer is also Vice President and Chief Accounting Officer of Citizens. Rudy Graf, one of our directors, is also President, Chief Operating Officer and Vice Chairman of the board of directors of Citizens. Stanley Harfenist and Robert Stanger, our directors, are also directors of Citizens.

     Our relationship with Citizens is governed by agreements entered into with Citizens in connection with our initial public offering and certain other agreements, the material terms of which are described below.

Administrative Services Agreement

     The Administrative Services Agreement provides for Citizens to render certain financial management services, information services, legal and contract services, human resources services, and corporate planning services to us. Under the terms of the Administrative Services Agreement, all of the services rendered by Citizens are subject to our oversight, supervision and approval, acting through our board of directors.

     The administrative costs payable by us to Citizens pursuant to the Administrative Services Agreement are not expected to exceed the fees that would be paid if such services were to be provided by an independent third party.

     The Administrative Services Agreement will terminate on December 31, 2005, unless earlier terminated by Citizens or by us. The Administrative Services Agreement will be renewed automatically for additional terms of two years unless either party gives at least six months' written notice prior to a scheduled termination date. The Administrative Services Agreement can be terminated upon a material breach and will be terminated upon a change of our control. Under the Administrative Services Agreement, $7,985,000 in fees were payable to Citizens for 2001, excluding reimbursement for costs.

Tax Sharing Agreement

     As we are included in Citizens' federal consolidated income tax group, our federal income tax liability is included in the consolidated federal income tax liability of Citizens and its subsidiaries. We are also included with certain Citizens subsidiaries in combined, consolidated, or unitary income tax groups for state and local tax purposes. We and Citizens are parties to a federal, state, and local Tax Sharing Agreement. Pursuant to the Tax Sharing Agreement, we and Citizens make payments between us such that, with respect to any period, the amount of taxes to be paid by us, subject to certain adjustments, will generally be determined as though we were to file separate federal, state, and local income or franchise tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Citizens arising from an audit or otherwise). We are responsible for any tax liability due any foreign jurisdiction arising from our business activities. The Tax Sharing Agreement will remain in effect so long as any taxing jurisdiction requires the filing of a combined tax return by both Citizens and by us.

     Citizens has sole and exclusive responsibility for (i) preparing any of our tax returns (including amended returns or claims for refund); (ii) representing us with respect to any tax audit or tax contest; (iii) engaging outside counsel and accountants with respect to tax matters regarding us; and (iv) performing such other acts and duties with respect to our tax returns as Citizens determines is appropriate. The amounts that we will pay Citizens under the Administrative Services Agreement will encompass reimbursement to Citizens for all direct and indirect costs and expenses incurred with respect to our share of the overall costs and expenses incurred by Citizens with respect to tax-related services.

     Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between us and Citizens, during the period in which we are included in Citizens' consolidated group we could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Citizens' consolidated group.

Indemnification Agreement

     We and Citizens are parties to an Indemnification Agreement. The Indemnification Agreement provides that we will indemnify Citizens for any liabilities incurred by Citizens under any guarantees of our obligations or liabilities and that we will pay Citizens for its direct costs, if any, of maintaining such guarantees.

Registration Rights Agreement

     We and Citizens are parties to a Registration Rights Agreement. The Registration Rights Agreement provides that upon the request of Citizens, at our expense, we will use our best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of our common stock (and any other securities issued in respect of or in exchange therefor) held by Citizens for sale in accordance with Citizens' intended method of disposition thereof, and will take such other actions necessary to permit the sale of these shares in other jurisdictions, subject to certain specified limitations. Citizens will also have the right, at its expense, to include the shares of common stock held by it in certain other registrations of our common equity securities that are initiated by us on our own behalf or on behalf of our other shareholders.

Customers and Service Agreement

     We and Citizens are parties to a Customers and Service Agreement. The Customers and Service Agreement contains provisions prohibiting us from competing with Citizens for customers in Citizens' existing service areas and in certain new lower density territories that Citizens was or will be first to enter after our initial public offering. Citizens has agreed that it will not compete with us in the service territories where we provided services prior to our initial public offering and in certain new higher density territories where we were or will be first to provide services after our initial public offering. Neither we nor Citizens may solicit an existing wholesale customer of the other company for services that such customer is currently receiving under contract from the other company. The relevant provisions were intended to permit us to continue all activities that we engaged in prior to our initial public offering, and to expand into related markets. The Customers and Service Agreement will remain in effect until Citizens ceases to own a majority of the voting interest of our capital stock or its designees cease to constitute a majority of our directors.

Citizens' Guarantees of Our Obligations

     Lease. In June 1995, we entered into agreements to lease certain equipment to be constructed for us. The lessor has agreed to commit up to a maximum of $110,000,000 of the cost of purchasing and installing the equipment. In January 2002, we exercised our option to purchase the facilities at the end of the lease term. Payments under the lease depend on current interest rates. Assuming continuation of current interest rates, payments would approximate $872,000 from January 1, 2002, through April 30, 2002, and a final payment of approximately $110,000,000 in April 2002. Citizens has guaranteed all of our obligations under the lease and we will pay Citizens a guarantee fee of 3.25% per year of the amount of the lessor's investment in the leased assets. At December 31, 2001, $110,000,000 was outstanding on the lease.

     Credit Facility. On November 2, 1997, we entered into a five-year, $400 million revolving credit facility with Citibank as agent for a group of lending banks. Citizens has agreed to guarantee all debt obligations under this credit facility. The credit facility requires that Citizens maintain a minimum net worth of at least $1 billion and continue to own at least 51% of our outstanding common stock. We have agreed to pay Citizens a guarantee fee at a rate of 3.25% per annum based on the average balance outstanding. At December 31, 2001, we had outstanding loans payable to Citibank in the amount of $400 million.

     Senior Unsecured Notes. In April 1999, we completed an offering of $325 million of five-year senior unsecured notes. The notes have an annual interest rate of 6.05% and will mature on May 15, 2004. Citizens has guaranteed the payment of principal, any premium, and interest on the notes when due. We have agreed to pay Citizens a guarantee fee at a rate of 4.0% per year based on the average outstanding balance. At December 31, 2001, we had $325 million of these notes outstanding.

     For 2001, we accrued Citizens' guarantee fees of $29.6 million under the lease, the credit facility, and the senior unsecured notes.

     Refinancing of Obligations. We and Citizens have agreed that if Citizens intends to reduce its economic interest in us to less than 51%, Citizens will be entitled to request us to refinance our obligations under the lease and the credit facility and we will be obligated to use our best efforts to do so. This refinancing would occur when Citizens reduces its economic interest in us to less than 51%.

     License Agreement Guaranty. We have entered into a license agreement with the Bonneville Power Administration whereby we will obtain a license to use fiber optic cable on Bonneville's transmission system. On May 15, 2000, Citizens entered into a guaranty agreement with Bonneville under which Citizens guarantees the payment of the license fee, annual maintenance fee and any liquidated damages provided for in the license agreement.

Telecommunications Services

     Citizens has transactions in the normal course of business with us. Citizens is an Incumbent Local Exchange Carrier ("ILEC") in certain markets in which we provide services. In order to provide services in those markets, we purchase access from Citizens. We are charged the full-tariffed rate for those services, which was $1,193,000 in 2001, representing usage-based charges for the services provided. Citizens purchases certain services from us at prevailing market rates. In 2001, we recognized revenue in the amount of $2,924,000 for these related party transactions.

Network Capacity Lease

     In 1996, we entered into an agreement to lease rights to fiber optic lines on our network to Citizens over 10 years for a monthly fee of $30,000.

     In 1999, we entered into an agreement to lease certain capacity on our network to Citizens over 20 years. Performance under this agreement began when services were activated during 2000. Citizens paid us $6.5 million under this agreement in 1999.

Intercompany Agreement

     We, along with Citizens, desire to provide compensation incentives for certain employees of ELI for high levels of performance and productivity. Therefore, we entered into an Intercompany Agreement, dated as of September 11, 2000, whereby Citizens granted to certain of our employees an aggregate of 205,000 shares of Citizens common stock in the form of restricted stock awards pursuant to the Citizens Communications Company Equity Incentive Plan. In consideration for those restricted stock awards, we agreed to grant Citizens 263,425 restricted shares of our Class B Common Stock. The 263,425 shares of our restricted Class B Common Stock had, on September 11, 2000, a fair market value equivalent to the fair market value of Citizens' restricted stock awards. The restrictions on a proportionate number of shares of our Class B Common Stock will lapse with the lapse of restrictions on Citizens stock. Our Compensation Committee and the Compensation Committee of Citizens have approved the Intercompany Agreement.

Intercompany Revolving Credit Facility

     On October 30, 2000, we entered into a revolving credit facility with Citizens for $450 million with an interest rate of 15% and a final maturity of October 30, 2005. Funds of $350 million for general corporate purposes are available to be drawn by us until December 31, 2002. The remaining balance may be drawn by us to pay interest expense due under the facility. At December 31, 2001, the outstanding balance under this facility was $194.5 million.

Other

     In the future, additional transactions may occur and agreements may be reached between us and Citizens in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties or other corporate opportunities, potential competitive business activities, payment of dividends, incurrence of indebtedness, guarantees, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administrative and services arrangements, and issuances or sales of our capital stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

     The aggregate fees paid to KPMG LLP, our independent public accountants, for professional services rendered for the audit of our annual financial statements for 2001 and for the reviews of our quarterly financial statements included in our Forms 10-Q for 2001 were $300,000. No other fees were paid to KPMG LLP by the company. KPMG LLP has served as our independent public accountants since 1997.

Approval

     Our appointment of KPMG LLP to be our independent public accountants for 2002 will be submitted for approval at the annual meeting.

General

     In 2001, KPMG LLP performed for us no services other than in connection with the annual audit and quarterly reviews.

     One or more representatives of KPMG LLP will be present at our annual meeting of stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Based upon the foregoing, our Board of Directors recommends that you vote "FOR" the approval of the appointment of KPMG LLP as our independent public accountants FOR 2002.

                                 OTHER MATTERS

     We do not know of matters other than the foregoing that will be presented for consideration at the meeting.

                             STOCKHOLDER PROPOSALS

     For proposals, if any, to be considered for inclusion in the proxy materials for the 2003 annual meeting, they must be received by November 22, 2002. Under our bylaws, if any stockholder intends to propose at the Annual Meeting a nominee for director or the adoption or approval of any other matter by the stockholders, other than matters included in the proxy statement in accordance with the foregoing sentence, the proponent must give written notice to us no earlier than January 1, 2003, or later than February 15, 2003.

     The entire cost of soliciting management proxies will be borne by us. Proxies will be solicited by mail and may be solicited personally by our directors, officers or regular employees, who will not be compensated for such services.



                                        By Order of the Board of Directors



                                        /s/ L. Russell Mitten
                                        L. Russell Mitten
                                        Secretary

                                                                      Appendix A


                            ELECTRIC LIGHTWAVE, INC.

                            Electric Lightwave, Inc.
                             Audit Committee Charter

The Audit Committee is a committee of the Board of Directors.

Membership

The Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent. Each member shall have the ability to read and understand the Company's basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall, in the judgment of the Board of Directors, have accounting or financial management expertise. Independence and financial ability is to be determined by the Board of Directors in its business judgment.

Powers and Responsibilities

1. Receive from the outside auditors on a periodic basis, as required by Independence Standards, a written report delineating all relationships between the auditors and the Company and discuss with the outside auditors any disclosed relationships or services that may impact their objectivity and independence, and recommend that the Board of Directors take necessary action in response to this report to satisfy the Board of the outside auditors' independence. The Audit Committee is to be the Company's principal agent in monitoring this independence.

2. Review with members of the Company's outside auditing firm the scope of the prospective audit, the estimated fees therefor, the extent to which Company resources were or can be used in the future, and such other matters pertaining to such audit as the Committee may deem appropriate. Receive copies of the annual comments from the outside auditors on accounting procedures and systems of internal control and audit, and review with them the significant matters and any suggestions they may have relating to the systems of internal control and audit.

3. Review, at least annually, the then-current and future programs of the Company's internal audit department, including the procedure for assuring implementation of accepted recommendations made by the auditors and the department. Receive summaries of all formal audit reports issued by the internal audit department; and review the significant matters contained in such reports.

4. Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem necessary with respect to the accounting practices and systems of internal control of the Company and with respect to current accounting trends and developments, and recommend such action with respect thereto as may be deemed necessary.

5. Recommend annually the public auditing firm to be outside auditors for the Company and recommend their compensation, for approval by the Board of Directors. Among the Board of Directors, Audit Committee, and the outside auditors, the outside auditors are ultimately accountable to the Board of Directors. The Board of Directors has the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the outside auditors (or, if the outside auditors are approved by the stockholders, to nominate the outside auditors to be proposed for shareholder approval in any proxy statement).

6. Review with management and the outside auditors for the Company, the annual and quarterly financial statements of the Company and any material changes in accounting principles or practices used in preparing the financial statements incorporated in Form 10-K and Form 10-Q prior to the filing of these forms with the Securities and Exchange Commission (SEC). Such review is to include items brought to the Committee's attention as required by Auditing Standards.

7. Review matters that have come to the attention of the Committee through reports of management, legal counsel, and others, that relate to the status of compliance and anticipated future compliance with laws, regulations, internal controls, and that may be expected to be material to the Company's financial statements.

8. Recommend to the Board the retention of persons with professional or expert competence, or with special knowledge or experience.

Meetings

The Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

Reports and Other Requirements

The Committee shall prepare all reports concerning this charter and the activities of the Committee required by regulations of the SEC or the National Association of Securities Dealers ("NASD"). The Company acknowledges that the Company and the Committee operate under regulations promulgated by the SEC and the NASD.

Amendment

This Charter may be amended only by the affirmative vote of the Board of Directors.

                            Electric Lightwave, Inc.
                             Administrative Offices
                    Three High Ridge Park, Stamford, CT 06905


                       2002 Annual Meeting of Stockholders
                      2:00 p.m., Eastern Time, May 16, 2002


                  Prudential Center for Learning and Innovation
                              Norwalk, Connecticut


                             ADVANCE REGISTRATION


     Please send your completed and signed proxy form in the enclosed envelope.

     Attendance at the Annual Meeting is limited to Electric Lightwave's stockholders, or their authorized representative, and guests and employees of the company. If you plan to attend, or send a representative to, the Annual Meeting, please notify us by marking the Advance Registration box on your proxy.

[LOGO]
ELECTRIC LIGHTWAVE
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735


VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Electric Lightwave, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:               LGHTWV                 KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.


ELECTRIC LIGHTWAVE

Proposal 1 - Election of Directors

Nominees:
01) Robert Braden
02) John H. Casey, III
03) Rudy J. Graf
04) Guenther E. Greiner
05) Stanley Harfenist
06) William Kraus
07) Scott N. Schneider
08) Robert A. Stanger
09) Leonard Tow
10) Maggie Wilderotter

For           Withhold           For All           To withhold authority to vote, mark "For All Except" and write
All             All              Except            the nominee's number on the line below.

 0               0                 0               --------------------------------------------------------------

Proposal 2

Approve the appointment of KPMG LLP as our independent public                   For     Against          Abstain
accountants for 2002.                                                            0        0                 0

     If you plan to attend the meeting, please check the box to
     the right.                                                             0

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy when properly executed will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted for "For" Proposal 1 and "For" Proposal 2.

__________________________________________________                  ____________________________________________

__________________________________________________                  ____________________________________________
Signature [PLEASE SIGN WITHIN BOX]            Date                  Signature (Joint Owners)                Date

                         Annual Meeting of Shareholders
                                  May 16, 2002

                                  PROXY VOTING

     You can choose one of three ways to vote your proxy: By mail, by phone or by Internet.
              See the reverse side of this sheet for instructions.

   IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF
                                  THIS PROXY,
                 DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

                            Electric Lightwave, Inc.
                               c/o Proxy Services
                                 P.O. Box 9142
                             Farmingdale, NY 11735



-------------------------------------------------------------------------------


                            ELECTRIC LIGHTWAVE, INC.

                Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Guenther E. Greiner, Stanley Harfenist, and Maggie Wilderotter, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Electric Lightwave, Inc. (the "Company") to be held on Thursday, May 16, 2002, at 2 p.m., Eastern Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned, as directed, and in their discretion, upon such other matters as may come before the meeting.